Registration No. __________
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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QUEST DIAGNOSTICS INCORPORATED
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)

16-1387862
(I.R.S. Employer
Identification No.)
Three Giralda Farms
Madison, New Jersey 07940
(Address of principal executive office)
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QUEST DIAGNOSTICS INCORPORATED
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)
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William J. O’Shaughnessy, Jr.
Quest Diagnostics Incorporated
Three Giralda Farms
Madison, New Jersey 07940
(973) 520-2116

(Name, address, including zip code, and telephone
number, including area code, of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

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Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
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Common Stock, Par Value $0.01	4,000,000 Shares	$83.36	$333,440,000	$38,646

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(1)
Represents the number of shares of Common Stock authorized for issuance pursuant to the Quest Diagnostics Incorporated Amended and Restated Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate amount of additional shares of Common Stock that may be offered or delivered under the Plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.

(2)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices reported for the shares of Common Stock on the New York Stock Exchange on October 19, 2016.

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EXPLANATORY NOTE
This registration statement on Form S-8 is being filed for the purpose of registering an additional 4,000,000 shares of common stock, $0.01 par value per share, of Quest Diagnostics Incorporated (the “Corporation”) issuable pursuant to the Plan. In accordance with Instruction E to the General Instructions to Form S-8, the contents of the Registration Statement on Form S-8 (File No. 333-136196) that the Registrant filed with the Securities and Exchange Commission on August 1, 2006, are hereby incorporated by reference and made part of this Registration Statement, except that Item 6 thereof is hereby restated as follows.

Item 6. Indemnification of Directors and Officers

Limitation on Liability of Directors

Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law (the “DGCL”), Paragraph 11 of the Corporation's certificate of incorporation (the “Certificate”) eliminates the personal liability of the Corporation's directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty, including, without limitation, directors serving on committees of the Corporation's board of directors (the “Board”). Directors remain liable for (1) any breach of the duty of loyalty to the Corporation or its stockholders, (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (3) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (4) any transaction from which directors derive an improper personal benefit.

Indemnification and Insurance

In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers, and employees under certain circumstances, Section 7.01 of the Corporation's By-Laws and Section 11 of the Certificate each grant the Corporation's officers and directors a right to indemnification, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) for all expenses, liabilities and losses reasonably incurred by each director or officer who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, and such indemnification shall continue as to former directors and officers and shall inure to the benefit of such directors' and officers' heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by the person seeking indemnification only if such proceeding (or part thereof) was authorized by the Board. The Corporation's By-laws and Certificate also each provide that officers and directors of the Corporation covered by this indemnification provision shall be entitled to receive advancement of such expenses prior to the final disposition of the proceeding; provided, however, that such advances will only be made upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under such provisions of the Corporation's By-Laws, Certificate or otherwise.

The Corporation's By-Laws and Certificate further provide that the indemnification set forth in each document shall not limit or exclude any rights, indemnities or limitations of liability to which any such officer or director may otherwise be entitled, whether as a matter of law, by agreement, vote of the stockholders or disinterested directors of the Corporation, under either of the Corporation's By-Laws, Certificate, or otherwise.

Each of the Corporation's By-Laws and Certificate further provides that the Corporation may maintain insurance to protect itself and its officers and directors against such loss, expense and liability, and such insurance shall be effective whether or not the Corporation would have the power to provide to such person the indemnification set forth under the DGCL. The Corporation intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Corporation for potential costs of its corporate indemnification of its directors and officers.

The Corporation's By-Laws further provide that should any repeal or modification of any of the provisions of Section 7.01 occur, such changes would not adversely affect any right or protection of any director, officer or other person in respect of any proceeding arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

Additional Rights

Pursuant to an Employment Agreement dated as of April 9, 2012, as amended, the Corporation is required to indemnify (including advancement of expenses) Stephen H. Rusckowski to the full extent permitted by law and the Corporation's By-Laws and Certificate, and to include him as an insured person under the Corporation's directors' and officers' liability insurance policy.

General

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, the Corporation has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of New Jersey, on October 24, 2016.

Quest Diagnostics Incorporated

By: /s/ Stephen H. Rusckowski Stephen H. Rusckowski
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 24, 2016 by the following persons in the capacities indicated.

POWER OF ATTORNEY
Each individual whose manual signature appears below constitutes and appoints Michael E. Prevoznik and William J. O'Shaughnessy, Jr., and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures	Capacity
/s/ Stephen H. Rusckowski Stephen H. Rusckowski	President and Chief Executive Officer and Director
/s/ Mark J. Guinan Mark J. Guinan	Senior Vice President and Chief Financial Officer
/s/ Robert A. Klug Robert A. Klug	Vice President, Corporate Controller and Chief Accounting Officer

/s/ Jenne K. Britell, Ph.D. Jenne K. Britell, Ph.D.	Director
/s/ Vicky B. Gregg Vicky B. Gregg	Director
/s/ Jeffrey M. Leiden, M.D., Ph.D. Jeffrey M. Leiden, M.D., Ph.D.	Director
/s/ Timothy L. Main Timothy L. Main	Director
/s/ Gary M. Pfeiffer Gary M. Pfeiffer	Director
/s/ Timothy M. Ring Timothy M. Ring	Director
/s/ Daniel C. Stanzione, Ph.D. Daniel C. Stanzione, Ph.D.	Chairman of the Board
/s/ Gail R. Wilensky, Ph.D. Gail R. Wilensky, Ph.D.	Director
/s/ John B. Ziegler John B. Ziegler	Director

EXHIBIT INDEX

Exhibit Number     Exhibit
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4.1
Quest Diagnostics Incorporated Amended and Restated Employee Stock Purchase Plan (filed as an Exhibit to the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (Date of Report: July 25, 2016) and incorporated herein by reference (Commission File Number 001-12215)

4.2
Restated Certificate of Incorporation (filed as an Exhibit to the Corporation's current report on Form 8-K (Date of Report: May 20, 2014) and incorporated herein by reference) (Commission File Number 001-12215)

4.3
Amended and Restated By-Laws of the Company (filed as an Exhibit to the Corporation's current report on Form 8-K (Date of Report: February 25, 2016) and incorporated herein by reference) (Commission File Number 001-12215)

5.1*     Opinion of Shearman and Sterling, LLP

23.1*     Consent of Independent Registered Public Accounting Firm

24.1*     Power of Attorney (included on signature page)

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*Filed herewith